REVOLVING CONVERTIBLE CREDIT AGREEMENT


         This Revolving Convertible Credit Agreement (this "Agreement") is made and entered into effective as of July ___, 2003 (the "Effective Date") by and between ODC Partners, LLC, New York Limited Liability Company (the "Lender"), and CarsUnlimited.com, Inc., a Nevada corporation ("Borrower").

                                    RECITALS

         WHEREAS, Lender desires to loan certain sums to Borrower from time to time, and Borrower wishes to borrow certain sums from Lender, on and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lender and Borrower hereby, intending to be legally bound by the terms hereof, agree as follows:

         1. CERTAIN DEFINITIONS. As used herein:

              1.1 The term "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

              1.2 The term "Credit Period" means that period of time beginning on the Effective Date and ending on July ____, 2004.

              1.3 The term "Loan Documents" means, collectively, this Agreement, the Note (as defined below) executed and delivered pursuant hereto, and any other documents executed or delivered by Borrower pursuant to this Agreement or in connection with any Loan.

              1.4 The term "Maturity Date" means that date which is the earlier to occur of: (a) July ___, 200_; or (b) the date on which Lender declares the entire unpaid principal amount and all accrued interest on each outstanding Note immediately due and payable in full under Section 8.

         2. AMOUNT AND TERMS OF CREDIT.

              2.1 Commitment to Lend. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants of Borrower set forth in this Agreement, Lender agrees to make loans of funds to Borrower during the Credit Period on a revolving basis (such loans being collectively hereinafter referred to as "Loans" and each individually as a "Loan"), in an aggregate cumulative total principal amount not to exceed one hundred thousand (US $100,000) dollars. Lender's obligation to make Loans to Borrower under this Agreement is hereinafter referred to as the "Commitment." Notwithstanding the foregoing, Lender will not be obligated to make a Loan to Borrower unless and until Borrower executes and delivers to Lender a Note (as defined in Section 2.2) for the principal amount of such Loan. In addition, Lender will not be obligated to advance any Loan to Borrower on or after the Maturity Date, and Lender's obligation to advance any Loan to Borrower is subject to satisfaction of all relevant terms and conditions of this Agreement. Notwithstanding the foregoing, Lender will not be obligated to make a Loan to Borrower unless and until a Borrower first gives Lender written notice of Borrower's request for a Loan hereunder that sets forth the principal amount to the borrowed by Borrower under such requested Loan (a "Loan Notice") and the date on which such Loan is requested to be advanced, which date shall not be sooner than five (5) Business Days following Lender's receipt of such Loan Notice.

              2.2 Note. Borrower's indebtedness to Lender under each Loan advanced by Lender under this Agreement will be evidenced by a separate Promissory Note of Borrower in the form attached hereto as Exhibit "A" (the "Note"). The Note will provide that interest on unpaid principal will accrue at a rate equal to the prime rate as announced by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City plus two percent (2%) per annum (calculated on the basis of a 365/66-day year) compounded annually (but in no event higher than the highest lawful rates).

              2.3 Maturity. Unless payment thereof is accelerated or otherwise becomes due earlier under the terms of this Agreement (including but not limited to the provisions of Section 8) or the terms of a Note the unpaid principal amount of all Loans and all unpaid interest accrued thereon, together with any other fees, expenses or costs incurred in connection therewith, will be immediately due and payable to Lender in full on the Maturity Date.

              2.4 Prepayment. Borrower may at any time and from time to time on any Business Day prepay any Loan in whole or in part in increments of U.S. $10,000 on at least five (5) Business Day's prior written notice, or telephonic notice promptly confirmed in writing, received by Lender no later than 10:00 a.m., Pacific Time. Each prepayment will be applied as follows: (a) first, to the payment of interest accrued on all Loans outstanding, and (b) second, to the extent that the amount of such prepayment exceeds the amount of all such accrued interest, to the payment of principal on such Loan or Loans as Borrower may designate.

         3. CLOSING DATE; DELIVERY.

              3.1 Closing Date. The closing of the initial Loan (the "Closing") will be held by mail and/or telecopy on the Effective Date (the "Closing Date"), or at such other time and place as Borrower and Lender may mutually agree.

              3.2 Delivery. At the Closing, Borrower will execute and deliver to Lender the Note, duly executed by borrower.

         4. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower hereby represents and warrants to Lender that:

              4.1 Organization and Standing; Charter Documents. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as such is presently conducted and as proposed to be conducted. Borrower is duly qualified to do business as a foreign corporation in good standing in any state or jurisdiction in the United States in which it is required to be qualified to do intrastate business as the

Company's business is currently conducted, except for jurisdictions in which failure to so qualify could not reasonably be expected to have a material adverse effect on the business and operations of the Company taken as a whole. True and accurate copies of the Certificate of Incorporation (the "Carter") and Bylaws of Borrower, each as amended and currently in effect, have been delivered to Lender and Lender's counsel.

              4.2 Authorization. All corporate action on the part of Borrower and its officers, directors and stockholders that is necessary for the authorization, execution, delivery and performance of each of the Loan Documents by Borrower has been taken; and each of the Loan Documents, when executed and delivered by Borrower, will constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

         5. CONVERSION.

              5.1 Conversion Procedure. (a) Lender may elect at anytime by prior written notice to the Company (a "Conversion Notice"), including after receipt of notice of prepayment by the Borrower as set forth in Section 2.4 above, to have all or a portion of the unpaid principal amount of the Loan, together with all accrued and unpaid interest thereon converted into a number of shares of the Conversion Stock (as hereinafter defined) determined by dividing the outstanding principal amount of the Loan plus all accrued and unpaid interest, by the Conversion Price (as hereinafter defined) then in effect (the date of any such conversion, a "Conversion Date").

                 (b) Except as otherwise expressly provided herein, the conversion of the Loan shall be deemed to have been effected as of the close of business on the Conversion Date. At such time as such conversion has been effected, the rights of the Lender shall cease to the extent of the conversion hereof, and the "Person" or "Persons" (which shall include any natural person, firm, partnership, association, corporation, limited liability company or trust) in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                 (c) As soon as possible after a conversion has been effected (but in any event within five Business Days), the Company shall deliver to the Lender or the converting holder ("Holder") a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting Holder has specified.

                 (d) The issuance of certificates for shares of Conversion Stock upon conversion of the Loan shall be made without charge to the Holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of the Loan, the Company shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and non assessable.

                 (e) The Company shall not close its books against the transfer of Conversion Stock issued or issuable upon conversion of the Loan in any manner which interferes with the timely conversion of the Loan. The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of the Loan (including, without limitation, making any filings required to be made by the Company).

                 (f) Except as otherwise expressly agreed in writing between the Holder and the Company, upon a conversion of the Loan, the Loan shall be converted into Conversion Stock.

              5.2 Conversion Price. The Conversion Price shall be $.01 per share.

              5.3 Conversion Stock. For purposes hereof, "Conversion Stock" means the common stock of the Company.

         6. CONDITIONS PRECEDENT TO ALL LOANS. The obligation of Lender to make each Loan will be subject to the satisfaction of all the following additional conditions precedent:

                  6.1 No Event of Default. No event will have occurred and be continuing, and no event would result from the making of such Loan, that would constitute an Event of Default as defined herein.

              6.2 Note. Lender will have received the Note representing such Loan, executed by a duly authorized officer of Borrower.

              6.3 Representations True. All representations and warranties of Borrower contained in this Agreement or in any other Loan Documents will be true, correct and complete in all respects with the same effect as though such representations and warranties had been made on and as of the date such Loan is actually advanced (except to the extent such representations and warranties specifically relate to an earlier date, in which case they will be true, accurate and complete in all material respects as of such earlier date).

              6.4 All Agreements Performed. All agreements, obligations, conditions and covenants set forth in this Agreement and all other Loan Documents to be performed by Borrower through the date such Loan is advanced will have been duly performed and complied with in all respects.

              6.5 No Sale Transaction. No Sale Transaction shall have occurred. A "Sale Transaction" shall be deemed to have occurred upon the happening of any of the following events: (i) a merger or consolidation of the Borrower with or into another issuer; or (ii) the exchange or sale of all or a portion of the outstanding shares of the Borrower for securities of another issuer, or other consideration provided by such issuer or another party to such transaction; and in the case of either (i) or (ii), the Borrower's shareholders prior to the transaction, do not possess, immediately after such transaction, more than 50% of the voting power of the securities issued and outstanding of any one or more of the following: (x) the Borrower; (y) such other issuer; or (z) such other constituent party to the transaction; or a sale (other than in the ordinary course of business) of more than 90% of the Borrower's assets to a third party not an affiliate of the Borrower immediately prior to such transaction.

         7. OTHER COVENANTS OF BORROWER. Borrower hereby covenants and agrees with Lender as follows:

              7.1 Financial and Other Information and Inspection. During the Credit Period, Borrower will provide to Lender all the reports and rights described below in this Section 7.1:

                 (a) Annual Financial Information. As soon as practicable after the end of each fiscal year of Borrower, but no later than one hundred twenty
(120) days thereafter, an audited consolidated balance sheet of Borrower and its subsidiaries as at the end of such fiscal year, and consolidated statements of income and cash flows of Borrower and its subsidiaries for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the financial statements for the previous fiscal year, all in reasonable detail and audited and certified by independent public accountants acceptable to Lender.

                 (b) Quarterly Financial Information. As soon as practicable after the end of each fiscal quarter of Borrower, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of Borrower and its subsidiaries as at the end of such quarter and consolidated statements of income and cash flows of Borrower and its subsidiaries for each such quarter and for the fiscal year to date, prepared in accordance with generally accepted accounting principles, all in reasonable detail.

                 (c) Inspection Rights. The right to visit and inspect any of the properties of Borrower or any of its subsidiaries, and to discuss its and their affairs and finances with its and their officers, all at such reasonable times and as often as may reasonably be requested by Lender.

                 (d) Other Information. With reasonable promptness, such other information and data, including, without limitation, lists of property and accounts, budgets, agreements with insurers, forecasts, tax returns and reports, with respect to Borrower and its subsidiaries as may from time to time may be reasonably requested by Lender, and all such other information and communications (including, without limitation, notices of meetings of Borrower's shareholders) as Borrower will have supplied to its holders of any shares of its capital stock.

              7.2 Further Assurances. In addition to the obligations and documents which this Agreement expressly requires Borrower to execute, deliver and perform, Borrower will execute, deliver and perform, and will cause its subsidiaries to execute, deliver and perform, any and all further acts or documents which Lender may reasonably require in order to carry out the purposes of this Agreement or any of the other Loan Documents.

            8. EVENTS OF DEFAULT OF BORROWER.

              8.1 The occurrence of any of the following events will constitute an "Event of Default ":

                 (a) Borrower fails to pay any principal or any accrued interest under any Note or any Loan when the same is due and payable, or fails to pay any amount of principal or accrued interest due under any Note or any Loan on the Maturity Date therefor, and such failure to pay is not cured by Borrower within five (5) calendar days after Lender gives written notice of such failure to pay to Borrower;

                 (b) any material representation or warranty made by or on behalf of Borrower in this Agreement or in any other Loan Document, or any statement or certificate that

Borrower may at any time give in writing pursuant thereto or in connection therewith is false, misleading or incomplete in any material respect when made (or deemed to have been made);

                 (c) Borrower fails or neglects to perform, keep or observe any covenant set forth in this Agreement or in any of the other Loan Documents, and the same has not been cured within ten (10) calendar days after Borrower becomes aware thereof;

                 (d) Borrower or any of its subsidiaries becomes insolvent, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver, liquidator, custodian or trustee for it or for a substantial part of its property or business, or such a receiver, liquidator, custodian or trustee otherwise is appointed and is not discharged within thirty
(30) calendar days after such appointment; or

                 (e) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors are instituted by or against Borrower or any of its subsidiaries, or any order, judgment or decree is entered against Borrower or any such subsidiary decreeing its dissolution or liquidation; provided, however, with respect to an involuntary petition in bankruptcy, such petition is not have been dismissed within thirty (30) days after the filing of such petition.

              8.2 Remedies of Lender. Upon and after the occurrence of any Event of Default or Sale Transaction, Lender will have no further obligation to make any Loan or Loans to Borrower, and in addition, at Lender's sole option by written notice to Borrower, Lender take any one or more of the following actions:

                 (a) Lender may immediately terminate the Commitment and all liabilities and obligations of Lender under this Agreement, without affecting Lender's rights under this Agreement and the Note(s);

                 (b) Lender may declare the entire principal amount of and all accrued interest on the Note(s) and all Loans to immediately be due and payable in full, whereupon such amounts will immediately become due and payable in full, provided that in the case of an Event of Default listed in paragraph (d) or (e) of Section 8.1, the principal and interest will immediately become due and payable without the requirement of any notice or other action by Lender; and

                 (c) Exercise all rights and remedies granted under the Loan Documents or otherwise available to Lender at law or in equity.

         9. MISCELLANEOUS.

              9.1 Survival. The representations and warranties of Borrower contained in or made pursuant to this Agreement and all the other Loan Documents will survive the execution and delivery of the Loan Documents.

              9.2 Entire Agreement. This Agreement, the Note, and the exhibits and schedules attached hereto constitute the entire agreement and understanding among the parties with respect to the subject matter thereof and supersede any prior understandings or agreements of the parties with respect to such subject matter.

              9.3 Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither party may assign or delegate any of its rights or obligations hereunder or under any other Loan Document or any interest herein or therein without the other party's prior written consent.

              9.4 No Third Party Beneficiaries; Construction. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement and its exhibits are the result of negotiations between the parties and has been reviewed by each party hereto; accordingly, this Agreement will be deemed to be the product of the parties hereto, and no ambiguity will be construed in favor of or against any party.

              9.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York as applied to agreements entered into solely between residents of, and to be performed entirely in, such State, without reference to that body of law relating to conflicts of law or choice of law.

              9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed in original, but all of which together will constitute one and the same instrument.

              9.7 Notices. Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex; or three (3) days following deposit with the United States Post Office, by certified or registered mail, postage prepaid, addressed:

                           To Borrower:

                           -------------------
                           -------------------
                           -------------------
                           -------------------
                           Attention:



                           To Lender:

                           -------------------
                           -------------------
                           -------------------
                           -------------------
                           Attention:

or at such other address as such party may specify by written notice given in accordance with this Section.

              9.8 Modification; Waiver. This Agreement may be modified or amended only by a writing signed by both parties hereto. No waiver or consent with respect to this Agreement will be binding unless it is set forth in writing and signed by the party against whom such waiver is asserted. No course of dealing between Borrower and Lender will operate as a waiver or modification of any party's rights under this Agreement or any other Loan Document. No delay or failure on the part of either party in exercising any right or remedy under this Agreement or any other Loan Document will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

              9.9 Rights and Remedies Cumulative. The rights and remedies of Lender herein provided will be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

              9.10 Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction will not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and will not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

              9.11 Attorneys' Fees. If any party hereto commences or maintains any action at law or in equity (including counterclaims or cross-complaints) against the other party hereto by reason of the breach or claimed breach of any term or provision of this Agreement or any other Loan Document, then the prevailing party in said action will be entitled to recover its reasonable attorney's fees and court costs incurred therein.

            IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.


--------------------------------------------------------------------------------
BORROWER                             LENDER

By:_________________                 By:_________________
Name:                                Name:
Title:                               Title:
--------------------------------------------------------------------------------

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


                      REVOLVING CONVERTIBLE PROMISSORY NOTE


         This Revolving Convertible Promissory Note (this "Note") is made and delivered pursuant to that certain Revolving Credit Agreement dated as of July ___, 2003 between Borrower and Lender (as such terms are defined below), as such may be amended from time to time (the "Credit Agreement"). Unless otherwise defined herein, all capitalized terms used in this Note shall have the same meanings that are given to such terms in the Credit Agreement, the terms of which are incorporated into this Note by reference.

         1. Obligation. The undersigned, CarsUnlimited.com, Inc., a Nevada corporation ("Borrower") hereby promises to pay to the order of ODC Partners, LLC, a Delaware Limited Liability Company, ("Lender" or "Holder") on or before July __, 2003, at Lender's principal place of business at 444 Madison Avenue, 18th Floor, New York, New York ____________, or at such other place as Holder may direct, the principal sum of one hundred thousand ($100,000.00) dollars or so much thereof as may be advanced and outstanding, together with all interest accrued on unpaid principal, to be computed on each advance of a Loan from the date of its disbursement to Borrower, at a rate equal to the prime rate as announced by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City plus two percent (2%) per annum (calculated on the basis of a 365/66-day year), compounded annually. As used herein, the term "Holder" shall initially mean Lender, and shall subsequently mean each person or entity to whom this Note is duly assigned. The outstanding unpaid principal balance of this Note at any time shall be the total principal amounts advanced hereunder by Holder less the amounts of payments of principal made hereon by Borrower, which balance may be endorsed hereon from time to time by Holder in accordance with Section 2. Payments of interest on this Note shall be payable on a quarterly basis, on the last business day of each calendar quarter.

         2. Recording of Loans and Payments. Holder is authorized to record on Schedule A hereto, and on any continuation(s) of such Schedule that may be attached to this Note: (a) the date and principal amount of each Loan advanced by Lender under the Credit Agreement; and (b) the date and amount of each payment or prepayment of principal and/or accrued interest of any Loan; which recordation will constitute prima facie evidence of the accuracy of the information so endorsed on Schedule A; provided however, that any failure to record such information on such Schedule or continuation thereof will not in any manner affect the obligations of Borrower to make payments of principal and interest in accordance with the terms of this Note. Holder will promptly provide Borrower with a copy of each recordation made by Holder on Schedule A attached hereto.

         3. Prepayment. Prepayment of unpaid principal and/or interest due under this Note may be made at any time without penalty as specified in the Credit Agreement. Unless otherwise agreed in writing by Holder, all payments will be made in lawful tender of the United States and will be applied (a) first, to the payment of accrued interest, and (b) second, (to the extent that the amount of such prepayment exceeds the amount of all such accrued interest), to the payment of principal.

         4. Conversion of Debt. Holder has the right to convert this Note in accordance with the Conversion Procedures set forth in the Credit Agreement.

         5. Default; Acceleration of Obligation. Borrower will be deemed to be in default under this Note and the outstanding unpaid principal balance of this Note, together with all interest accrued thereon, will immediately become due and payable in full, without the need for any further action on the part of Holder, upon the occurrence of any Event of Default (as defined in the Credit Agreement).

         6. Remedies on Default; Acceleration. Upon any Event of Default, Holder will have, in addition to its rights and remedies under this Note and the Credit Agreement, full recourse against any real, personal, tangible or intangible assets of Borrower, and may pursue any legal or equitable remedies that are available to Holder, and may declare the entire unpaid principal amount of this Note and all unpaid accrued interest under this Note to be immediately due and payable in full.

         7. Waiver and Amendment. Any provision of this Note may be amended or modified only by a writing signed by both Borrower and Holder. Except as provided below with respect to waivers by Borrower, no waiver or consent with respect to this Note will be binding or effective unless it is set forth in writing and signed by the party against whom such waiver is asserted. No course of dealing between Borrower and Holder will operate as a waiver or modification of any party's rights or obligations under this Note. No delay or failure on the part of either party in exercising any right or remedy under this Note will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

         8. Waivers of Borrower. Borrower hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence. This Note may be amended only by a writing executed by Borrower and Holder.

         9. Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of New York as applied to agreements between residents thereof to be performed entirely within such State, without reference to that body of law relating to conflict of laws or choice of law.

         10. Severability; Headings. The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof. The headings in this Note are for convenience of reference only and will not alter or otherwise affect the meaning of this Note.

         11. Jurisdiction; Venue. Borrower, by its execution of this Note, hereby irrevocably submits to the in personam jurisdiction of the state courts of the State of New York and of the United States District Court for the Southern District of New York that are located in New York, New York, for the purpose of any suit, action or other proceeding arising out of or based upon this Note.

         12. Attorneys' Fees. If suit is brought for collection of this Note, Borrower agrees to pay all reasonable expenses, including attorneys' fees, incurred by Holder in connection therewith whether or not such suit is prosecuted to judgment.

         13. Assignment. This Note is not assignable by Holder without the written consent of Borrower. This Note may not be assigned or delegated by Borrower, whether by voluntary assignment or transfer, operation of law, merger or otherwise.

         14. Credit Agreement. This Note incorporates by reference all the provisions of the Credit Agreement, including but not limited to all provisions contained therein with respect to Events of Default, waivers, remedies and covenants, Conversion Rights, and the description of the benefits, rights and obligations of each of Borrower and Holder under the Credit Agreement.

         IN WITNESS WHEREOF, Borrower has executed this Note as of the date and year first above written.

                                               BORROWER

                                               CARSUNLIMITED.COM, INC.



                                               --------------------
                                               Name:
                                               Title:

                                   SCHEDULE A
                          TO REVOLVING PROMISSORY NOTE
                           OF CARSUNLIMITED.COM, INC.
                     RECORD OF LOANS AND REPAYMENT OF LOANS


1. $8,000 Loan on August __, 2003. Converted on October 29, 2003 into 800,000 shares of common stock of the Company.